                                                                     EXHIBIT 1.1













                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



                                  BY AND AMONG



                           WORLD COMMERCE ONLINE, INC.

                               LAKER PROJECT, INC.


                                       AND


                             PRODUCEONLINE.COM, INC.

                                TABLE OF CONTENTS

ARTICLE I..................................................................................1
         1.1. THE MERGER...................................................................1
         1.2. THE EFFECTIVE TIME OF THE MERGER.............................................1
         1.3. EFFECT OF MERGER.............................................................2
         1.4. CERTIFICATE AND BY-LAWS OF SURVIVING CORPORATION.............................2
         1.5. TAKING OF NECESSARY ACTION...................................................2

ARTICLE II.................................................................................2
         2.1. CONVERSION OF SHARES.........................................................2
         2.2. EXCHANGE OF STOCK CERTIFICATES REPRESENTING COMPANY COMMON STOCK.............4
         2.3. SHARES OF DISSENTING STOCKHOLDERS............................................6

ARTICLE III................................................................................6
         3.1. ORGANIZATION, GOOD STANDING AND QUALIFICATION; CERTIFICATE AND BY-LAWS.......6
         3.2. CORPORATE POWER..............................................................7
         3.3. SUBSIDIARY...................................................................7
         3.4. CAPITALIZATION...............................................................7
         3.5. VALID AND BINDING AGREEMENT..................................................7
         3.6. NO BREACH OF STATUTE OR CONTRACT.............................................7
         3.7. FINANCIAL INFORMATION........................................................8
         3.8. ABSENCE OF UNDISCLOSED LIABILITIES...........................................8
         3.9. ABSENCE OF CERTAIN CHANGES...................................................8
         3.10. TAXES.......................................................................8
         3.11. CONTRACTS; INSURANCE.......................................................10
         3.12. LITIGATION.................................................................11
         3.13. TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES................................11
         3.14. INTELLECTUAL PROPERTY......................................................11
         3.15. COMPLIANCE.................................................................11
         3.16. COMPLIANCE WITH ENVIRONMENTAL LAWS.........................................12
         3.17. BROKERS OR FINDERS.........................................................12
         3.18. ACCOUNTS AND NOTES RECEIVABLE..............................................12
         3.19. PERMITS AND LICENSES.......................................................12
         3.20. BANKING ARRANGEMENTS.......................................................12
         3.21. INTEREST IN ASSETS.........................................................13
         3.22. EMPLOYEE BENEFIT PLANS.....................................................13
         3.23. LABOR DISCUSSIONS..........................................................16
         3.24. UNTRUE OR OMITTED FACTS....................................................16

ARTICLE IV................................................................................16
         4.1. ORGANIZATION, GOOD STANDING AND QUALIFICATION...............................16
         4.2. CERTIFICATE OF INCORPORATION AND BY-LAWS....................................16
         4.3. CORPORATE AUTHORITY; BINDING NATURE OF AGREEMENT............................17
         4.4. NO BREACH OF STATUTE OR CONTRACT............................................17
         4.5. SEC REPORTS AND FINANCIAL STATEMENTS........................................18
         4.6. ISSUANCE OF ACQUIROR STOCK..................................................18
         4.7. BROKERS OR FINDERS..........................................................18
         4.8. LITIGATION..................................................................18
         4.9. CONSENTS....................................................................19
         4.10. INTELLECTUAL PROPERTY......................................................19
         4.11. COMPLIANCE.................................................................19
         4.12. VALID OFFERING.............................................................19

ARTICLE V.................................................................................19
         5.1. CONFIDENTIALITY.............................................................19

         5.2. PUBLICITY...................................................................20
         5.3. ACCOUNTING COOPERATION......................................................20
         5.4. FURTHER ASSURANCES..........................................................20
         5.5. EMPLOYMENT AGREEMENT WITH STOCKHOLDER.......................................20
         5.6. LOCK-UP AGREEMENT...........................................................21
         5.7. AMENDMENT TO EXCHANGE AGREEMENT.............................................21
         5.8. BRIDGE LOAN.................................................................21
         5.9. TAX MATTERS.................................................................21
         5.10. CONTINUATION OF INDEMNIFICATION............................................21

ARTICLE VI................................................................................22
         6.1. CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB........................22
         6.2. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY................................23

ARTICLE VII...............................................................................24
         7.1. PLACE AND DATE OF CLOSING...................................................24
         7.2. ITEMS TO BE DELIVERED BY THE COMPANY AND THE STOCKHOLDER....................24
         7.3  ITEMS TO BE DELIVERED BY ACQUIROR...........................................25

ARTICLE VIII..............................................................................25
         8.1. SURVIVAL....................................................................25
         8.2. INDEMNIFICATION BY THE STOCKHOLDER..........................................25
         8.3. INDEMNIFICATION BY ACQUIROR.................................................26
         8.4. NATURE OF LIABILITY OF THE STOCKHOLDER......................................26
         8.5. LIMITATIONS OF LIABILITY....................................................26
         8.6. DEFENSE OF CLAIMS...........................................................27

ARTICLE IX................................................................................28
         9.1. TERMINATION.................................................................28
         9.2. EFFECT OF TERMINATION.......................................................28

ARTICLE X.................................................................................28
         10.1. PARTIES IN INTEREST........................................................28
         10.2. NOTICES....................................................................28
         10.3. AFFILIATES.................................................................29
         10.4. STOCKHOLDER................................................................29

ARTICLE XI................................................................................29
         11.1. NON-ASSIGNABILITY; BINDING EFFECT..........................................29
         11.2. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES..............................30
         11.3. EXHIBITS AND SCHEDULES.....................................................30
         11.4. WAIVER.....................................................................30
         11.5. INDEPENDENT COVENANTS......................................................30
         11.6. SEVERABILITY...............................................................30
         11.7. ENTIRE AGREEMENT...........................................................30
         11.8. MODIFICATIONS AND AMENDMENTS...............................................30
         11.9. TIME OF ESSENCE............................................................30
         11.10. GOVERNING LAW.............................................................31
         11.11. EXCLUSIVE JURISDICTION; VENUE.............................................31
         11.12. WAIVER OF JURY TRIAL......................................................31
         11.13. CONSTRUCTION..............................................................31
         11.14. SECTION HEADINGS..........................................................31
         11.15. COUNTERPARTS..............................................................31


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                         List of Exhibits and Schedules

                  Exhibit                   Description
                  -------                   -----------

                  Exhibit A                 Plan of Merger
                  Exhibit B                 Certificate of Designation
                  Exhibit C                 Financial Statements
                  Exhibit D                 Form of Employment Agreement
                  Exhibit E                 Amendment to Exchange Agreement

                  Schedule                  Description
                  --------                  -----------

                  Schedule 3.4              Capitalization
                  Schedule 3.6              No Breach of Statute or Contract
                  Schedule 3.8              Absence of Undisclosed Liabilities
                  Schedule 3.9              Absence of Certain Changes
                  Schedule 3.10             Taxes
                  Schedule 3.11             Contracts; Insurance
                  Schedule 3.12             Litigation
                  Schedule 3.15             Compliance
                  Schedule 3.17             Brokers or Finders
                  Schedule 3.18             Accounts and Notes Receivable
                  Schedule 3.19             Permits and Licenses
                  Schedule 3.20             Banking Arrangements
                  Schedule 3.22             Employee Benefit Plans
                  Schedule 4.4              No Breach of Statute or Contract
                  Schedule 4.9              Consents
                  Schedule 5.6              Parties to Lock-Up Agreement
                  Schedule 5.8              Itemized Expenses for Bridge Loan

                      AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of August 4, 2000, by and among WORLD COMMERCE ONLINE, INC., a Delaware company ("Acquiror"), LAKER PROJECT, INC., a Delaware corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), and PRODUCEONLINE.COM, INC., a Delaware corporation (the "Company").

                                R E C I T A L S :

         WHEREAS, Acquiror, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the "Merger") pursuant to this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"); and

         WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long term business strategy of the Company and is fair to, and in the best interest of, the Company and its stockholders and has approved and adopted the Plan of Merger attached hereto as Exhibit A, this Agreement and the transactions contemplated thereby, and recommended approval and adoption of this Agreement by the stockholders of the Company; and

         WHEREAS, it is intended that for federal income tax purposes the Merger qualify as a tax free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and that for accounting purposes the Merger will be treated as a purchase.

         NOW, THEREFORE, in consideration of the foregoing and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein, the parties hereby agree as follows:

                                   ARTICLE I

                                     MERGER

         1.1. The Merger. In accordance with the provisions of, and subject to the terms and conditions of, this Agreement and Delaware Law, at the Effective Time (defined below), Merger Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Merger Sub and the Company are sometimes herein referred to as the "Constituent Corporations".

         1.2. The Effective Time of the Merger. Subject to the provisions of this Agreement and Delaware Law, a certificate of merger with respect to the Merger shall be executed, delivered and filed with the Secretary of State of the State of Delaware by each of the Constituent

Corporations on the Closing Date (as hereinafter defined). The Merger shall become effective on the date and time of such filing (the "Effective Time").

         1.3. Effect of Merger. At the Effective Time, the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Surviving Corporation, and the Surviving Corporation shall possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations and shall have such other effects as provided by Delaware Law.

         1.4. Certificate and By-Laws of Surviving Corporation. From and after the Effective Time: (a) the Certificate of Incorporation (the "Certificate") of Merger Sub shall be the Certificate of the Surviving Corporation; (b) the by-laws of Merger Sub shall be the by-laws of the Surviving Corporation, unless and until altered, amended or repealed as provided in the Certificate or such by-laws; and (c) the directors and officers of Merger Sub shall be the directors of the Surviving Corporation, unless and until removed, or until their respective terms of office shall have expired, in accordance with the Certificate and the by-laws of the Surviving Corporation, as applicable.

         1.5. Taking of Necessary Action. Prior to the Effective Time, the parties hereto shall do or cause to be done all such acts and things as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable, in accordance with this Agreement.

                                   ARTICLE II

                      CONVERSION AND EXCHANGE OF SECURITIES

         2.1. Conversion of Shares.

              (a) Effect of Share Conversion. At the Effective Time, each share of common stock of the Company ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time other than Dissenting Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive such number of validly issued, fully paid and nonassessable shares of common stock, par value $.001 per share ("Acquiror Common Stock"), of Acquiror equal to the product of a share of Acquiror Common Stock multiplied by .07764 (the "Exchange Ratio"). Shares of Company Common Stock that have not vested and are still subject to repurchase rights shall, after being converted into shares of Acquiror Common Stock, continue to be subject to the same vesting provisions and repurchase rights.

              (b) Merger Sub Shares. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, be converted into and represent the right to receive one fully paid and nonassessable share of the common stock, par value $.001 per share, of the Surviving Corporation.

              (c) No Further Rights in Company Common Stock. On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Common Stock Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the consideration set forth in this Article II for each share of Company Common Stock held by them.

              (d) Fractional Shares. No fractional shares of Acquiror Common Stock shall be issued pursuant hereto. In lieu of any such fractional share of Acquiror Common Stock, Acquiror shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Acquiror Common Stock an amount in cash determined by multiplying (i) the per share closing price of Acquiror Common Stock on the domestic over-the-counter bulletin board on the day before the Closing Date, as reported by the National Quotation Bureau, Incorporated by (ii) the fractional interest in a share of Acquiror Common Stock to which such holder would otherwise be entitled.

              (e) Stock Options. At the Effective Time, the Company's obligations with respect to each option to purchase shares of its Common Stock ("Company Option") that is then issued and outstanding under the Company's 1999 Equity Incentive Plan (the "Company Option Plan"), whether vested or unvested, shall be assumed by Acquiror in accordance with the terms of the Company Option Plan and the option agreement governing such Company Option Plan immediately prior to the Effective Time; provided, however, that all rights with respect to Company Common Stock under such outstanding Company Options shall thereupon be converted into rights with respect to Acquiror Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Acquiror may be exercised solely for shares of Acquiror Common Stock; (ii) the number of shares of Acquiror Common Stock subject to each such assumed Company Option shall be equal to the product of the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up or down, accordingly, to the nearest whole number of shares of Acquiror Common Stock; (iii) the per share exercise price for the shares of Acquiror Common Stock issuable upon the exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective time, by the Exchange Ratio, and rounding the resulting exercise price up or down, accordingly, to the nearest whole cent; and (iv) each such assumed Company Option shall vest in accordance with the terms of the Company Option Plan.

              (f) Preferred Stock. At the Effective Time, each share of Series A preferred stock of the Company ("Company Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive such number of validly issued, fully paid and nonassessable shares of Series C preferred stock, par value $.001 per share ("Acquiror Preferred Stock"), of Acquiror equal to the product of a share of Acquiror Preferred Stock multiplied by the Exchange Ratio and divided by ten, rounded up or down, accordingly, to the nearest whole number of shares of Acquiror Preferred Stock. The rights, privileges, obligations and restrictions of the Acquiror Preferred Stock are set forth in the Certificate of Designation attached hereto as Exhibit B.

                  (g) No Further Rights in Company Preferred Stock. On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented shares of Company Preferred Stock (the "Preferred Stock Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the consideration set forth in this Article II for each share of Company Preferred Stock held by them.

         2.2. Exchange of Stock Certificates Representing Company Common Stock.

              (a) Exchange Agent. Immediately following the Effective Time, Acquiror shall deliver, in trust, to an exchange agent selected by Acquiror, which shall be Acquiror's transfer agent or such other party reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock, certificates representing an aggregate number of shares of Acquiror Common Stock and Acquiror Preferred Stock and cash in lieu of fractional shares of Acquiror Preferred Stock (such cash and certificates for shares of Acquiror Common Stock and Acquiror Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Section 2.2 in exchange for shares of Company Common Stock and Company Preferred Stock, as applicable.

              (b) Exchange Procedures. As soon as practicable after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record of Common Stock Certificate(s) and/or Preferred Stock Certificate(s) (collectively, the Stock Certificates"): (i) a letter of transmittal which shall specify that delivery of such Stock Certificates shall be deemed to have occurred, and risk of loss and title to the Stock Certificates shall pass, only upon delivery of the Stock Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify; and
(ii) instructions for use in effecting the surrender of the Common Stock Certificates and Preferred Stock Certificates in exchange for certificates representing shares of Acquiror Common Stock or Acquiror Preferred Stock, as applicable, and cash in lieu of fractional shares. Upon surrender of a Stock Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Stock Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Acquiror Common Stock or Acquiror Preferred Stock, as applicable, (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Stock Certificate surrendered pursuant to the provisions of this Article II, after giving effect to any required withholding tax and (z) any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c) (subsections (x), (y), and (z) hereinafter referred to as the "Merger Consideration"), and the Stock Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of Stock Certificates. If any certificate for Acquiror Common Stock or Acquiror Preferred Stock is to be issued to a person other than a person in whose name the Stock Certificate representing the shares of Company Common Stock or Company Preferred Stock, as applicable, surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of certificates for such Acquiror Common Stock to a person other than the registered holder of the Stock Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

              (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provision of this Agreement, no dividends on Acquiror Common Stock or Acquiror Preferred Stock shall be paid with respect to any shares of Company Common Stock or Company Preferred Stock, as applicable, represented by a Stock Certificate until such Stock Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Stock Certificate, there shall be paid to the holder of the certificates representing whole shares of Acquiror Common Stock or Acquiror Preferred Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Acquiror Common Stock or Acquiror Preferred Stock, as applicable, and not paid, less the amount of any withholding taxes which may be required thereon; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Common Stock or Acquiror Preferred Stock, as applicable, less the amount of any withholding taxes which may be required thereon.

              (d) Closing of the Company's Stock Transfer Books. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration pursuant to this Article II.

              (e) Unclaimed Exchange Funds. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any certificates representing shares of Acquiror Common Stock or Acquiror Preferred Stock) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Acquiror. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Acquiror for the Merger Consideration deliverable in respect of each share of Company Common Stock or Company Preferred Stock such stockholder holds, as determined pursuant to this Agreement, without any interest thereon.

              (f) Effect of Escheat Laws. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a former holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.



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

              (g) Lost Stock Certificates. In the event that any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate to be lost, stolen or destroyed the shares of Acquiror Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Acquiror Common Stock or Acquiror Preferred Stock, as applicable, as provided in this
Section 2.2 shall be deliverable in respect thereof pursuant to this Agreement.

         2.3. Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock or Company Preferred Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights (the "Dissenting Shares") under Delaware Law shall not be converted into the right to receive shares of Acquiror Common Stock or Acquiror Preferred Stock, as applicable, unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under Delaware Law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Delaware Law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company and the Stockholder, jointly and severally, make the following representations and warranties to Acquiror, each of which shall be deemed material (and Acquiror, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties):

         3.1. Organization, Good Standing and Qualification; Certificate and By-Laws. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws and has requisite corporate power and authority to own properties owned by it and to conduct business as being conducted by it, except where the failure to be existing and in good standing or have such power would not have a Company Material Adverse Effect (as defined herein). The Company is qualified to do business as a foreign corporation in all jurisdictions in which its ownership of property or activities might require its qualification to do business as a foreign corporation, except where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has made available to Acquiror or representatives of Acquiror true, correct and complete copies of its Certificate and by-laws, each as amended to date. As used in this Agreement, "Company Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Company, taken as a whole; provided, however, that, the effects of changes that are generally applicable to: (a) the industries and markets in which the Company operates; or (b) the United States economy shall be excluded from the determination of Company Material Adverse Effect; and provided, further, that any adverse effect on the Company resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Company Material Adverse Effect.

         3.2. Corporate Power. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company. Except for obtaining the approval of its stockholders, no further corporate authorization is necessary on the part of the Company to consummate the transactions contemplated hereby.

         3.3. Subsidiary. The Company has no subsidiaries and does not directly or indirectly own of record or beneficially any capital stock or equity interest or investment in any corporation, association or business entity.

         3.4. Capitalization. The authorized capital stock of the Company consists of 35,000,000 shares of common stock and 12,000,000 shares of preferred stock. Schedule 3.4 sets forth all of the holders, and shares held, as of the date of this Agreement, of the Company's common stock issued and outstanding and preferred stock issued or outstanding. All the issued and outstanding shares of common stock and preferred stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company. Except as set forth in Schedule 3.4, as of the date hereof, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. Except as set forth in Schedule 3.4, there are no existing voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. The Company holds no shares of its capital stock in its treasury. All dividends and distributions of any nature with respect to any capital stock of the Company, declared or set aside prior to the Closing, have been paid.

         3.5. Valid and Binding Agreement. Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto and subject to the adoption of this Agreement by the Company's stockholders, this Agreement, when executed and delivered by the Company, constitutes or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally; and
(b) equitable defenses and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

         3.6. No Breach of Statute or Contract. Except for: (a) the filing of the Certificate of Merger; and (b) matters specifically described in this Agreement or on Schedule 3.6, neither the execution, delivery and performance of this Agreement by the Company nor compliance with the terms and provisions of this Agreement on the part of the Company will: (i) violate any provision of the Company's Certificate, by-laws or any other organizational documents of the Company, as amended; (ii) require of the Company the issuance of any authorization, license, consent or approval of or require notice to or filing with, any federal or state governmental agency; or (iii) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both a default under any mortgage, indenture, agreement, permit, deed of trust, lease, franchise, license or instrument to which the Company is a party or by which it or any of its properties is bound, or any judgment, decree, order, rule or regulation or other restriction of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term, except in the case of clauses (ii) or (iii) for such violations, breaches or defaults of which, or authorizations, licenses, consents, approvals, notices or filings the failure of which to obtain or make, (x) would not have a Company Material Adverse Effect or would not materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement, or (y) would become applicable as a result of the business or activities in which Acquiror or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Acquiror or Merger Sub.

         3.7. Financial Information. The Company has prepared true and complete copies of its unaudited consolidated and consolidating financial statements for the period from inception to December 31, 1999 and for the quarters ended March 31, and June 30, 2000 (the "Financial Statements," a copy of which is attached as Exhibit C). Except as noted therein, the Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended subject, to normal year end adjustments.

         3.8. Absence of Undisclosed Liabilities. Schedule 3.8 sets forth all debts, liabilities or obligations, contingent or absolute ("Liabilities"), of the Company, and the payment arrangements with each of the creditors for such Liabilities.

         3.9. Absence of Certain Changes. Except as disclosed on Schedule
3.9 in the Financial Statements, since March 31, 2000, the Company has not: (a) suffered any change constituting a Company Material Adverse Effect; (b) amended its Certificate or by-laws; (c) split, combined or reclassified Company Common Stock; (d) declared or set aside or paid any dividend or other distribution with respect to Company Common Stock; or (e) materially changed the Company's accounting principles, practices or methods, except as required by GAAP or applicable law.

         3.10. Taxes. Except as set forth on Schedule 3.10:

               (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

               (b) The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated Federal income Tax Return and (ii) has no liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

               (c) The Company shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign tax law. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.

               (d) Except for limitations imposed by Sections 382 through 384 of the Code and analogous provisions of state tax law, the transfer of the Company pursuant to the terms of this Agreement will not result in any Tax liability to the Company or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to the Company by reason or as a result of deferred intercompany transactions, excess loss accounts, or otherwise.

               (e) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (f) The Company has never been an S corporation (within the meaning of Section 1361(a)(1) of the Code). All material elections with respect to Taxes affecting the Company are disclosed or attached to a Tax Return of the Company.

               (g) As used in this Agreement, "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; "Code" means the Internal Revenue Code of 1986, as amended; "Company" means the Company and/or any corporation that at any time has been a subsidiary of the Company; "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof); "Tax" means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other Tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and "Taxes" means any or all of the foregoing collectively; and "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

         3.11. Contracts; Insurance. Except as set forth in Schedule 3.11, the Company has no other currently existing contract, obligation, agreement, plan, arrangement, commitment or the like of any material nature regarding the following:

               (a) Employment, bonus or consulting agreements, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities of the Company, and agreements among stockholders and the Company;

               (b) Loan or other agreements, notes, indenture, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the Company's property or any agreement or instrument evidencing any guaranty by the Company of payment or performance by any other person;

               (c) Agreements with dealers, sales representatives, brokers or other distributors, jobbers, advertisers or sales agencies;

               (d) Agreements with any labor union or collective bargaining organization or other labor agreements;

               (e) Contracts or series of contracts with the same person for the furnishing or purchase of machinery, equipment, goods or services, including without limitation agreements with processors and subcontractors;

               (f) Joint venture contracts or arrangements or other agreements involving a sharing of profits or expenses to which the Company is a party;

               (g) Agreements limiting the freedom of the Company to compete in any line of business or in any geographic area or with any person;

               (h) Agreements providing for disposition of the business, assets or shares of the Company, agreements of merger or consolidation to which the Company is a party or letters of intent with respect to the foregoing;

               (i) Letters of intent or agreements with respect to the Merger of the business, assets or shares of any other business;

               (j) Insurance policies; and

               (k) Leases for real or personal property.

Each of the material contracts, agreements and understandings set forth in
Schedule 3.11 is in full force and effect, except where the failure to be in full force and effect would not have a Company Material Adverse Effect. Except as set forth on Schedule 3.15, to the knowledge of the Company, there are no existing defaults by the Company thereunder, which default would result in a Company Material Adverse Effect.

         3.12. Litigation. Except as set forth on Schedule 3.12, there is neither pending nor, to the Company's or Stockholder's knowledge, threatened any legal or governmental action, suit, investigation, proceeding or claim, to which the Company is or may be named as a party by or before any court, governmental or regulatory authority or by any third party that is reasonably likely to have a Company Material Adverse Effect. The Company is not a party or subject to the provisions of any material injunction, judgment, decree, or order of any court, regulatory body, administrative agency or other governmental body.

         3.13. Title to Properties; Liens and Encumbrances. The Company has good and valid title in all property and assets recorded on the Financial Statements, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges, except: (i) as would not have a Company Material Adverse Effect; (ii) as shown on the Financial Statements; or (iii) tax, materialmen's or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings. The Company owns or has adequate rights to use all such properties or assets as are necessary to its operations as now conducted.

         3.14. Intellectual Property. Except for such claims, which individually or in the aggregate, would not have a Company Material Adverse Effect, there are no pending or threatened claims of which the Company has been given written notice by any person against their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by the Company and used in its operations as currently conducted (the "Company Intellectual Property"). To the Company's knowledge, the Company has such ownership of or such rights by license, lease or other agreement to the Company Intellectual Property as are necessary to permit it to conduct its operations as currently conducted, except where the failure to have such rights would not have a Company Material Adverse Effect.

         3.15. Compliance. The Company is not in violation of any term of its Certificate or by-laws, as amended. Except as set forth on Schedule 3.15, to the best of the Company's and Stockholder's knowledge, the Company is not in violation of or default under any provision of: (a) any mortgage, indenture, contract, agreement, license, deed of trust, lease, franchise, permit or other instrument to which it is a party or by which it or any of its properties are bound and there does not exist any state of facts which constitutes an event of default or which, with notice or lapse of time or both, would constitute an event of default; or (b) any judgment, decree, order, statute, rule or regulation to which the Company is subject to, but excluding from the foregoing clauses (a) and (b), defaults or violations which would not have a Company Material Adverse Effect or which become applicable as a result of the business or activities in which Acquiror or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Acquiror or Merger Sub.

         3.16. Compliance with Environmental Laws. To the best of the Company and Stockholder's knowledge, the Company is in material compliance with all applicable statutes, laws and regulations relating to the protection of the environment or occupational health and safety except for non-compliance which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has not received any written notice of, or to the knowledge of the Company and the Stockholder, is the subject of, any actions, claims, investigations, demands or notices alleging liability under or non-compliance with any laws relating to the protection of the environment or occupational health and safety which would, individually or in the aggregate, have a Company Material Adverse Effect.

         3.17. Brokers or Finders. The Company represents, as to itself and its Affiliates, that, except as set forth on Schedule 3.17, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

         3.18. Accounts and Notes Receivable. Schedule 3.18 sets forth a true and correct copy of all accounts and notes receivable of the Company as of the date of this Agreement. Except as set forth on Schedule 3.18, all of the accounts and notes receivable were or will have been created in the ordinary course of the Company's business, from the sale of services or goods, and neither the Company nor the Stockholder knows of any valid defense or right of set-off to the rights of the Company to collect such accounts receivable in the full amounts shown.

         3.19. Permits and Licenses. Schedule 3.19 sets forth all permits, licenses, orders, franchises and approvals from all federal, state, local and foreign governmental regulatory bodies held by the Company. The Company has all permits, licenses, orders, franchises and approvals of all federal, state, local and foreign governmental or regulatory bodies, whose failure to be held would have a Company Material Adverse Effect and such permits, licenses, orders, franchises and approvals are in full force and effect, and no suspension or cancellation of any of such other permits, licenses, etc. is pending or to the knowledge of the Company or the Stockholder threatened; and the Company is in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which have issued such permits, licenses, orders, franchises and approvals.

         3.20. Banking Arrangements. Schedule 3.20 sets forth the name of each bank in or with which the Company has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto; and the names of all persons, if any, now holding powers of attorney from the Company and a summary statement of the terms thereof.

         3.21. Interest in Assets. Neither the Stockholder nor any Affiliate(s) of the Stockholder owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the business of the Company.

         3.22. Employee Benefit Plans. Other than as set forth on Schedule 3.22 there are no: (a) "employee pension benefit plans" (within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively, the "Pension Plans") maintained by the Company; and (b) the Company does not have any policies or plans, whether written or not, that provide for vacation benefits, severance benefits, leave rights or other benefits to its employees. There are no outstanding liabilities of the Company to the Pension Plans, and the neither the Company nor the Stockholder knows of any potential liabilities in connection therewith. There are no actions, suits or claims, other than for benefits in the normal course, pending or to the knowledge of the Company or the Stockholder threatened, and neither the Company nor the Stockholder has any knowledge of any facts which could give rise to any actions, suits or claims, against any of the Pension Plans, or against the Company which might subject the Company to any material liability.

               (a) Welfare Plans; Claims. All of the "employee welfare benefit plans" (within the meaning of Section 3(1) of ERISA) maintained by the Company or to which it makes employer contributions with respect to its employees (collectively, the "Welfare Plans") are listed in Schedule 3.22. There are no actions, suits or claims (other than for benefits in the ordinary course), pending or to the knowledge of the Company or the Stockholder threatened, and neither the Company nor the Stockholder has any knowledge of any facts which could give rise to any actions, suits or claims against any of the Welfare Plans, or against the Company which might subject the Company to any material liability.

               (b) Pension Plans and Welfare Plans; Compliance. The Company is in compliance in all material respects with all reporting and disclosure requirements applicable to it under the Code and ERISA, and the Department of Labor and Internal Revenue Service regulations promulgated thereunder, with respect to all of the Pension Plans and Welfare Plans. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or threatened against any fiduciary of the Pension Plans or the Welfare Plans. No Pension Plans or Welfare Plans, or any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

               (c) Pension Plans and Welfare Plans; Prohibited Transactions. To the knowledge of the Company and the Stockholder, none of the Pension Plans and Welfare Plans, or any of their related trusts, or the Company or any trustee, administrator or other "party in interest" or "disqualified person" (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the Pension Plans and Welfare Plans, has engaged in any non-exempt "prohibited transaction" (within the meaning of Section 406 of

ERISA or Section 4975(c) of the Code, respectively) with respect to the participation of the Company therein, which could subject any of the Pension Plans or Welfare Plans or related trusts, or any trustee, administrator or other fiduciary of any such Pension Plan or Welfare Plan, or the Company or Acquiror, or any other party dealing with the Pension Plans or Welfare Plans, to the penalties or excise tax imposed on prohibited transactions by Section 502 of ERISA or Section 4975 of the Code which could have a Company Material Adverse Effect.

               (d) Compliance with Rules, Regulations, etc. To the knowledge of the Company and the Stockholder, (a) all of the Pension Plans and Welfare Plans maintained by the Company comply currently, and have complied in the past, both as to form and operation, in all material respects, with their terms and with the provisions of ERISA and the Code, and all other applicable laws, rules and regulations, (b) all necessary governmental approvals and determinations for the Pension Plans have been obtained, including where applicable, a favorable determination (covering all changes or amendments required by TEFRA, DEFRA and REA) as to the qualification of such plans under Sections 401(a), 409 and 501(a) of the Code, and (c) each of the Pension Plans maintained by the Company has either obtained a favorable determination (covering all changes or amendments required by TRA `86 and subsequent pension legislation, regulations or rulings) from the Internal Revenue Service as to its qualification under Sections 401(a) and 501(a) of the Code or is within the remedial amendment period (as provided in Section 401(b) of the Code) for making any required changes or amendments, and nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification. To the knowledge of the Company and the Stockholder, all amounts that are currently owing to plan participants, or contributions required to be made to the Pension Plans and Welfare Plans maintained by the Company have been paid or contributed with respect to all periods prior to the Closing Date.

               (e) COBRA. Except as set forth in Schedule 3.22, the Company and all Commonly Controlled Entities (as hereinafter defined) have complied with the continuation coverage requirements of group health plans provided in Section 4980B of the Code, Sections 601 et. seq. of ERISA, the Family and Medical Leave Act of 1994, and the regulations promulgated thereunder, and (ii) there are no individual claims by any employee of the Company for any illness or accident which is expected to exceed $10,000 in health related costs to such employee or employer within the twelve (12) month period following the Closing. A "Commonly Controlled Entity" is any entity, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code or 4001(b) of ERISA) with the Company.

               (f) Profit Sharing Plans. Except as otherwise set forth in
Schedule 3.22 hereto, all discretionary, employer contributions that have been declared by the Company have been contributed to the Company Employees' (401(k)) Profit Sharing Plan (the "Plan"), and all employer matching contributions for employee 401(k) contributions made to the Plan prior to Closing, have been made and contributed to the Plan. The Plan has been tested for compliance with, and has satisfied the requirements of, Section 401(k)(3) of the Code for each plan year ending prior to the Closing Date. The Plan permits, or prior to Closing shall be amended to permit, employees of the Company to roll or directly transfer their vested account balances to a qualified Employee Pension Plan at no cost to Acquiror.

               (g) Miscellaneous Benefit Plan Matters. At no time during the five (5) consecutive year period immediately preceding the first day of the year in which the Closing Date occurs has the Company or any Commonly Controlled Entity participated in or contributed to any multiemployer plan defined in
Section 4001(a)(3) of ERISA, or Section 414(f) of the Code, nor during such period has the Company or any Commonly Controlled Entity had an obligation to participate in or contribute to any such multiemployer plan. No agreement subject to Section 4204 of ERISA has been entered into in connection with the transactions contemplated in this Agreement other than as set forth in Schedule
3.22. None of the employee welfare benefit plans (as defined in Section 3.22.(a) above) provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company.

               (h) Pension Plans. With respect to any defined benefit plan subject to Title IV of ERISA and maintained by the Company or a Commonly Controlled Entity, neither such plan, the Company, nor any Commonly Controlled Entity, has been or is expected to incur or would incur termination liability to the Pension Benefit Guaranty Corporation (the "PBGC") if any defined benefit plan were terminated on the Closing Date and the current present value of all projected benefit liabilities under each defined benefit plan subject to Title IV of ERISA would not, as of the Closing Date, exceed the then present value of the assets of such defined benefit plan. No defined benefit plan or defined contribution plan subject to Section 412 of the Code maintained by the Company or a Common Controlled Entity has suffered any accumulated funding deficiency within the meaning of Section 302 of ERISA and Section 412 of the Code. Neither the Company nor any Commonly Controlled Entity has any outstanding liability under Section 4971 of the Code. As of the Closing Date, all required premium payments for any defined benefit plan subject to Title IV of ERISA have been made, when due, to the PBGC, and all required premium payments for any defined benefit plans for play years commencing in the plan year which would include the Closing Date have been made to the PBGC. No event or condition exists with respect to any defined benefit plan which could be deemed a "reportable condition" as defined in Section 4043 of ERISA, with respect to which the 30-day notice requirement has not been waived and which could result in a liability to Acquiror, and no condition exists which would subject Acquiror to a fine under
Section 4071 of ERISA. There is no lien upon any property of the Company or any Commonly Controlled Entity outstanding pursuant to Section 4068 of the PBGC. There is no lien upon any property of the Company or any Common Controlled Entity outstanding pursuant to Section 412(n) of the Code in favor of any defined benefit plan. No assets of the Company or any Commonly Controlled Entity have been provided as security for any defined benefit plan pursuant to Section 401(a)(29) of the Code.

               (i) Excess Parachute Payments. Except as set forth in Schedule 3.22, no payment required to be made to any employee associated with the Company as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

         3.23. Labor Discussions. The Company is not, and nor has it ever been, a party to any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Company's employees, nor obligated under any agreement to recognize or bargain with any labor organization or union, nor involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees.

         3.24. Untrue or Omitted Facts. No representation, warranty or statement by the Company or the Stockholder in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading. Without limitation of the foregoing, there is no fact known to the Company or the Stockholder that has had, or which may be reasonably expected to have, a Company Material Adverse Effect that has not been disclosed in writing to Acquiror.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

         Acquiror and Merger Sub hereby represent and warrant to, and covenant with, the Company, as follows:

         4.1. Organization, Good Standing and Qualification. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Acquiror Material Adverse Effect (as defined herein). Acquiror and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Acquiror Material Adverse Effect. As used in this Agreement, "Acquiror Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, financial, condition or operations of Acquiror and its Subsidiaries, taken as a whole; provided, however, that the effects of changes that are generally applicable to: (a) the industries or markets in which Acquiror and its Subsidiaries operate; (b) the United States economy; or (c) the United States Securities markets, shall be excluded from the determination of Acquiror Material Adverse Effect; and provided, further, that any adverse effect on Acquiror and its Subsidiaries resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Acquiror Material Adverse Effect.

         4.2. Certificate of Incorporation and By-Laws. Acquiror has delivered to the Company accurate and complete copies of its Certificate and by-laws, including all amendments thereto. Except for such violations, which individually or in the aggregate, would not have an Acquiror Material Adverse Effect, there has not been any violation of any provisions of

Acquiror's Certificate or its by-laws, and no action has been taken that is inconsistent in any material respect with any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Acquiror. Merger Sub has delivered to the Company accurate and complete copies of its Certificate and by-laws, including all amendments thereto. There has not been any violation of any of the provisions of Merger Sub's Certificate or by-laws, and no action has been taken that is inconsistent in any material respect with any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Merger Sub.

         4.3. Corporate Authority; Binding Nature of Agreement. Acquiror and Merger Sub each has all requisite corporate power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by their respective Board of Directors. No further corporate authorization is necessary on the part of Acquiror or Merger Sub to consummate the transactions contemplated hereby. Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement, when executed and delivered by Acquiror and Merger Sub, constitutes or will constitute the legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally; and
(b) equitable defenses and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

         4.4. No Breach of Statute or Contract. Except for: (a) as set forth in
Schedule 4.4; (b) the filing of the Certificate of Merger; (c) applicable requirements under corporation or "blue sky" laws of various states; and (d) matters specifically described in this Agreement, neither the execution, delivery and performance of this Agreement by Acquiror and Merger Sub, nor compliance with the terms and provisions of this Agreement on the part of Acquiror and Merger Sub will: (i) violate any provision of Acquiror's and Merger Sub's Certificate, by-laws or any other organizational documents of Acquiror and Merger Sub, as amended; (ii) require the issuance of any authorization, license, consent or approval of or require notice to or filing with, any federal or state governmental agency; or (iii) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both a default under any mortgage, indenture, agreement, permit, deed of trust, lease, franchise, license or instrument to which Acquiror or Merger Sub are a party or by which they or any of their properties are bound, or any judgment, decree, order, rule or regulation or other restriction of any court or any regulatory body, administrative agency or other governmental body applicable to Acquiror or Merger Sub or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term, except in the case of clauses (ii) or (iii) for such violations, breaches or defaults which, or authorizations, licenses, consents, approvals, notices or filings the failure of which to obtain or make, (x) would not have a Company Material Adverse Effect or would not materially adversely affect the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement, or (y) would become applicable as a result of the business or activities in which the Company is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, the Company.

         4.5. SEC Reports and Financial Statements. Acquiror was not required to file with the Securities and Exchange Commission (the "SEC") any forms, reports, schedules, statements or other documents under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act") (collectively, the "Acquiror SEC Documents") prior to April 14, 2000. Since April 14, 2000, Acquiror has filed with the SEC true and complete copies of all Acquiror SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment, the Acquiror SEC Documents, including, without limitation, any financial statements or schedules included therein did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Acquiror SEC Documents fairly presents in all material respects the financial position of Acquiror and its consolidated subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of Acquiror and its consolidated subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the consolidated balance sheets and statements of operations and cash flows (including the related notes) included in the Acquiror SEC Documents has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

         4.6. Issuance of Acquiror Stock. The issuance and delivery by Acquiror of shares of Acquiror Common Stock and Acquiror Preferred Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of Acquiror. The shares of Acquiror Common Stock and Acquiror Preferred Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

         4.7. Brokers or Finders. Acquiror represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

         4.8. Litigation. There is neither pending nor, to Acquiror's knowledge, threatened any legal or governmental action, suit, investigation, proceeding or claim, to which Acquiror or Merger Sub is or may be named as a party by or before any court, governmental or regulatory authority or by any third party that is reasonably likely to have an Acquiror Material Adverse Effect. Neither Acquiror nor Merger Sub is a party or subject to the provisions of any material injunction, judgment, decree, or order of any court, regulatory body, administrative agency or other governmental body

         4.9. Consents. Acquiror's and Merger Sub's execution and delivery of this Agreement does not, and Acquiror's and Merger Sub's performance of this Agreement and the consummation of the transaction contemplated hereby will not require any filing to or receipt of any material consent from any person except for: (a) as set forth in Schedule 4.9; (b) applicable requirements of the Securities Act of 1933, as amended; (c) state securities or "Blue Sky" laws; and
(d) the filing of a Certificate of Merger as required by Delaware law.

         4.10. Intellectual Property. Except for such claims, which individually or in the aggregate, would not have an Acquiror Material Adverse Effect, there are no pending or threatened claims of which Acquiror has been given written notice by any person against its use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by Acquiror and used in its operations as currently conducted (the "Acquiror Intellectual Property"). To Acquiror's knowledge, Acquiror has such ownership of or such rights by license, lease or other agreement to the Acquiror Intellectual Property as are necessary to permit it to conduct its operation as currently conducted, except where the failure to have such rights would not have an Acquiror Material Adverse Effect.

         4.11. Compliance. To the best of the Acquiror's knowledge, neither Acquiror nor Merger Sub is in violation of or default under any provision of:
(a) any mortgage, indenture, contract, agreement, license, deed of trust, lease, franchise, permit or other instrument to which either Acquiror or Merger Sub is a party or by which either Acquiror or Merger Sub or any of their respective properties are bound and there does not exist any state of facts which constitutes an event of default or which, with notice or lapse of time or both, would constitute an event of default; or (b) any judgment, decree, order, statute, rule or regulation to which Acquiror or Merger Sub is subject to, but excluding from the foregoing clauses (a) and (b), defaults or violations which would not have an Acquiror Material Adverse Effect or which become applicable as a result of any acts or omissions by, or the status of any facts pertaining to, the Company.

         4.12. Valid Offering. The Acquiror Common Stock and the Acquiror Preferred Stock to be issued in the Merger will be either registered or qualified under the securities laws of every state jurisdiction in which such registration or qualification is required or exempt from such registration or qualification.

                                    ARTICLE V

          ADDITIONAL AGREEMENTS AND POST CLOSING EVENTS OF THE PARTIES

         The parties hereby further agree that, from and after the Closing:

         5.1. Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon Acquiror under applicable state or federal securities or antitrust laws, it is expressly understood and agreed by Acquiror and the Company that: (a) this Agreement, the Schedules and Exhibits hereto, and the conversations, negotiations and transactions relating hereto and/or contemplated hereby; and (b) all financial information, business records and other non-public information concerning Acquiror or the Company which any of the parties or their respective representatives has received or may hereafter receive, shall be maintained in the strictest confidence by the parties and their respective representatives, and shall not be disclosed to any person that is not associated or affiliated with any of the parties and involved in the transactions contemplated hereby, without the prior written approval of Acquiror or the Company, as applicable. The parties hereto shall use their best efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of Acquiror or the Company. In the event that the transactions contemplated hereby shall not be consummated for any reason, each of the parties covenants and agrees that neither it nor its representatives shall retain any documents, lists or other writings which they may have received or obtained in connection herewith or any documents incorporating any of the information contained in any of the same (all of which, and all copies thereof in the possession or control of themselves or their representatives, shall be returned to the original source of the material at issue or destroyed, if certified as to such destruction by an officer of such party). The parties hereto shall be responsible for any damages sustained by reason of their respective breaches of this Section 5.1, and this Section 5.1 may be enforced by injunctive relief.

         5.2. Publicity. The initial press releases with respect to the execution of this Agreement shall be acceptable to Acquiror and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, nor any of its Affiliates shall issue or cause the publication of any press release with respect to the Merger, this Agreement or the other transactions contemplated hereby or otherwise without the prior agreement of Acquiror.

         5.3. Accounting Cooperation. The Company shall cause any accountants retained by the Company to cooperate with Acquiror's accountants in connection with ongoing audit work relating to periods prior to the Closing Date, as required by applicable federal and state securities laws, and other reasonable requirements. Such cooperation shall include, without limitation, providing such assurances, comfort letters and access to work papers as may reasonably be requested by Acquiror and its accountants.

         5.4. Further Assurances. From time to time from and after the Closing, the parties shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, certificates and other instruments, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

         5.5. Employment Agreement with Stockholder. At the Closing, Acquiror will enter into an employment agreement with the Stockholder in substantially the form set forth as Exhibit D under which the Stockholder will provide employment services to Acquiror under similar terms and conditions as other executives of Acquiror.

         5.6. Lock-Up Agreement. Each of the stockholders of the Company set forth on Schedule 5.6 shall execute a lock-up agreement (the "Lock-Up Agreement") provided by Acquiror which shall prohibit the transfer of all shares of Acquiror Common Stock acquired by each such stockholder pursuant to this Agreement and the transactions contemplated hereby.

         5.7. Amendment to Exchange Agreement. The Stockholder shall execute an amendment to his Exchange Agreement in substantially the form set forth as Exhibit E (the "Amendment to Exchange Agreement") which shall provide for vesting and forfeiture upon termination of employment of certain shares of Acquiror Common Stock acquired by Stockholder pursuant to this Agreement and the transactions contemplated hereby.

         5.8. Bridge Loan. Acquiror shall pay, on behalf of the Company, to the appropriate entity or individual up to $300,000 for expenses related to the continued operation of the Company from June 29 through the Closing Date ("Expense"), provided such Expenses are set forth on Schedule 5.8. The $300,000 in Expenses will include all legal fees and costs, including paralegal fees, associated with the transaction contemplated hereby, provided such fees are not more than $50,000. Any Expenses, including legal fees, costs and paralegal fees, not required or which are above $300,000 or legal fees, costs or paralegal fees associated with this transaction above $50,000, are the sole responsibility of the stockholders of the Company. Payment for any Expenses by Acquiror pursuant to this Section 5.8 shall occur as follows: (i) up to $100,000 at the Closing;
(ii) up to an additional $100,000 thirty (30) days after the Closing Date; and
(iii) up to an additional $100,000 sixty (60) days after the Closing Date.

         5.9. Tax Matters. Acquiror and the Company shall use commercially reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code. The parties hereto shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, and neither Acquiror, Merger Sub nor the Company shall take any action or fail to take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization.

         5.10. Continuation of Indemnification. Acquiror shall (and Acquiror shall cause the Surviving Corporation to) fulfill and honor in all respects the obligations of the Company pursuant to all indemnification agreements existing on the date hereof and the certificate of incorporation and by-laws of the Company in effect on the date hereof (and Acquiror shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled indemnification). The certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any person entitled to indemnification under this Section 5.10. For a period of two years after the Effective Time, Acquiror shall maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those person who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Acquiror) with coverage in amount and scope at least as favorable as the Company's existing coverage (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided that: (a) in no event shall Acquiror be required to expend per year for such coverage more than an aggregate of 200% of the current annual premium expended by the Company to provide such coverage; (b) if the annual premiums of such insurance coverage exceed such amount, Acquiror shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amounts; and (c) if a policy of the type described in this Section 5.10 is not available in the market, Acquiror shall obtain a policy that is as close as possible to being as favorable as the Company's existing coverage.

                                   ARTICLE VI

                                   CONDITIONS

         6.1. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by Acquiror:

              (a) Accuracy of Representations and Warranties. All representations and warranties made by the Company and the Stockholder shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have a Company Material Adverse Effect.

              (b) Performance. The Company shall have performed, satisfied and complied in all material aspects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company on or before the Closing Date.

              (c) Certification. Acquiror shall have received a certificate, dated the Closing Date, signed by an officer of the Company certifying that the conditions specified in Sections 6.1(a) and (b) above have been fulfilled.

              (d) Resolutions. Acquiror shall have received certified resolutions of the Board of Directors and the stockholders of the Company authorizing the Company's execution, delivery and performance of this Agreement, and all actions to be taken by the Company hereunder.

              (e) Good Standing Certificates. The Company shall have delivered to Acquiror a certificate issued by the Secretary of State of California, evidencing the good standing of the Company in California as of a date not more than ten (10) calendar days prior to the Closing Date.

              (f) Lock-Up Agreement. The Stockholders set forth on Schedule 5.6 shall have executed the Lock-Up Agreement.

              (g) Amendment to Exchange Agreement. The Stockholder shall have executed the Amendment to Exchange Agreement.

              (h) Amendments to OA3, LLC Documents. The Company and OA3, LLC shall have executed amendments to: (i) a Promissory Note executed by OA3, LLC on May 12, 2000 in favor of the Company; and (ii) a Consulting Agreement for Non-Technical Services executed by the Company and OA3, LLC on May 15, 2000.

              (i) Legal Opinion of the Company's Counsel. Acquiror shall have received the written opinion of Cooley Godward LLP, dated the Closing Date, in form and substance reasonably satisfactory to Acquiror and its counsel.

              (j) Certificate of Merger. A certificate of merger with respect to the Merger shall have been executed, delivered and filed with the Secretary of State of the State of Delaware by each of the Constituent Corporations on the Closing Date.

         6.2. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Company:

              (a) Accuracy of Representations and Warranties. All representations and warranties made by Acquiror and Merger Sub shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have a Acquiror Material Adverse Effect.

              (b) Performance. Acquiror and Merger Sub shall have performed, satisfied and complied in all material aspects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Acquiror on or before the Closing Date.

              (c) Certification. The Company shall have received a certificate, dated the Closing Date, signed by an officer of Acquiror certifying that the conditions specified in Sections 6.2(a) and (b) above have been fulfilled.

              (d) Resolutions. The Company shall have received certified resolutions of the Board of Directors of Acquiror and Merger Sub and certified resolutions of Acquiror as stockholder of Merger Sub authorizing the Merger and Acquiror's execution, delivery and performance of this Agreement, and all actions to be taken by Acquiror and Merger Sub hereunder.

              (e) Certificate of Designation. A certificate of designation with respect to the shares of Acquiror Preferred Stock shall have been executed, delivered and filed with the Secretary of State of the State of Delaware by Acquiror.

              (f) Legal Opinion of Acquiror's Counsel. The Company shall have received the written opinion of Greenberg Traurig, P.A., dated as of the Closing Date, in form and substance reasonably satisfactory to the Company and its counsel.

              (g) Certificate of Merger. A certificate of merger with respect to the Merger shall have been executed, delivered and filed with the Secretary of State of the State of Delaware by each of the Constituent Corporations on the Closing Date.

                                   ARTICLE VII

                                     CLOSING

         7.1. Place and Date of Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Greenberg Traurig, P.A., 111 North Orange Avenue, 20th Floor, Orlando, Florida 32801, or such other location as is agreed to between the parties, at a time mutually agreeable to the parties, or on such date as may be reasonably required to accommodate a satisfaction of the conditions precedent to Closing hereunder (the date of the Closing being referred to in this Agreement as the "Closing Date").

         7.2. Items to be Delivered by the Company and the Stockholder. At the Closing, the Company and the Stockholder will deliver or cause to be delivered to Acquiror:

              (a) The certificate required by Section 6.1(c);

              (b) The resolutions required by Section 6.1(d);

              (c) The Good Standing Certificates required by Section 6.1(e);

              (d) The Lock-Up Agreements required by Section 6.1(f);

              (e) The Amendment to Exchange Agreement required by Section
                  6.1(g);

              (f) The Amendments required by Section 6.1(h);

              (g) The opinion of Cooley Godward LLP, as required by Section 6.1(i); and

              (h) Resignations of officers and directors of the Company.

         7. 3. Items to be Delivered by Acquiror. At the Closing, Acquiror will deliver or cause to be delivered to the Company and the Stockholder:

              (a) The certificate required by Section 6.2(c);

              (b) The resolutions required by Section 6.2(d); and

              (c) The opinion of Greenberg Traurig, P.A. as required by Section 6.2(f).

                                  ARTICLE VIII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         8.1. Survival. Except as otherwise provided in Section 11.2 of this Agreement, the parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of one (1) year from the Closing Date, except with respect to the representations in Section 3.10, which shall survive the Closing until expiration of the relevant statutes of limitations (the "Indemnification Period"). To the extent that an Indemnified Party (as hereinafter defined) asserts in writing a claim for Damages (as hereinafter defined) against an Indemnifying Party (as hereinafter defined) prior to the expiration of the Indemnification Period, which claim reasonably identifies the basis for the claims and the amounts of any reasonably ascertainable damages, the Indemnification Period shall be extended for such claim until such claim is resolved, subject to the limitations hereinafter provided.

         8.2. Indemnification by the Stockholder. The Stockholder agrees to save, defend and indemnify the Company (after Closing) and Acquiror, their officers, directors, employees and agents against and hold them harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities) ("Damages") arising from the breach of any of the Company's representations, warranties, covenants or agreements contained herein or in the several Exhibits hereto, and the representations, warranties, covenants or agreements of the Stockholder contained herein, or the documents executed by Stockholder in connection herewith, which arise during and the basis for which is made during the Indemnification Period, including, without limitation, any tax liabilities to the extent not so reflected or reserved against in the Financial Statements. Any liability for indemnification provided for in this Section 8.2 shall be a liability solely of the Stockholder.

              (a) Threshold; Ceiling. The Stockholder shall not be required to make any indemnification payment pursuant to this Section 8.2 for any inaccuracy in or breach of any of the Company's representations and warranties contained herein until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by the Indemnified Party, or to which the Indemnified Party has or have otherwise become subject, exceeds $100,000 in the aggregate. (If the total amount of such Damages exceeds $100,000, then the Indemnified Party shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding $100,000.) In addition, the maximum liability of the Stockholder under this
Section 8.2 for breaches of the representations and warranties as set forth herein shall be equal to the fair market value of Acquiror Common Stock received by the Stockholder that is not subject to vesting under the Amendment to Exchange Agreement, as measured on the Closing Date, as a result of the consummation and closing of the Merger.

              (b) Payment of Damages. Any Damages required to be paid by the Stockholder pursuant to this Article VIII may be paid by Stockholder, at his option, in cash or with shares of Acquiror Common Stock received by the Stockholder as a result of the consummation and closing of the Merger, with each such share of Acquiror Common Stock having a fair market value as measured on the Closing Date.

              (c) With respect to the obligation of the Stockholder to indemnify for any Tax, (i) if the Stockholder requests that the Tax be paid and a suit brought for a refund, the Stockholder shall advance the full amount of the Tax on an interest-free basis; (ii) the Stockholder shall not be entitled to settle or to contest in court any claim relating to Taxes if the settlement or an adverse court decision of the claim would be likely, in the good faith judgment of the Acquiror, to cause the Tax liability of the Company or of any affiliate to increase in any taxable period ending after the Closing Date; and (iii) no proceedings may be begun in any court unless the Stockholder, if requested by the Acquiror, provides a counsel's opinion reasonably satisfactory to the Acquiror that a reasonable basis exists to prevail in those proceedings.

         8.3. Indemnification by Acquiror. Acquiror agrees to save, defend and indemnify current holders of Company Common Stock and Company Preferred Stock who will receive shares of Acquiror Common Stock and Acquiror Preferred Stock, respectively, as a result of the consummation and closing of the Merger, against and hold each of them harmless from any and all Damages arising from the breach of any of Acquiror's representations, warranties, covenants or agreements contained herein or the documents executed by Acquiror in connection herewith, which arise during the Indemnification Period.

         8.4. Nature of Liability of the Stockholder. Each of the indemnity obligations of the Stockholder contained in this Agreement is a liability solely of the Stockholder.

         8.5. Limitations of Liability.

              (a) Claims. All claims for Damages arising out of breaches of representations or warranties regarding tax deficiency assessments relating to federal and state income tax returns filed prior to Closing, shall be computed net of the present value of all readily ascertainable future tax benefits associated therewith. No claim shall be made for matters adequately covered by insurance. The parties waive subrogation rights against each other with respect to all matters as to which an insurance recovery shall have been actually received after the Closing so long as the terms of any insurance policy are not violated by such waiver.

              (b) Liability of the Stockholder. Upon a Final Determination (as provided in Section 8.5 (d) of the amount of any claim for Damages made against the Stockholder by Acquiror, Acquiror shall be entitled to recover the amount of such Damages as finally determined.

              (c) Liability of Acquiror. Upon a Final Determination (as provided in Section 8.5(d)) of the amount of any claim for Damages made against Acquiror by the Stockholder, the Stockholder shall be entitled to recover an amount that, after any Taxes payable by Acquiror with respect to the payment from the Stockholder (taking into account any tax benefit to Acquiror from the payment of such Damages), shall be equal to the amount of such Damages as finally determined.

              (d) Final Determination. For the purposes of Section 8.5, a Final Determination shall exist when (i) the parties agree upon the amount, or (ii) a court of competent jurisdiction shall have made a final determination with respect thereto and appeal therefrom shall not have been taken within thirty
(30) days from the date of such determination, or such greater or lesser time as a court of competent jurisdiction shall require. The asserting party will assign to the other party any claims against which the asserting party has been indemnified and has been paid as provided herein, as to which there may be claims against others, and the other party in all respects shall be subrogated to the rights of the asserting party in connection therewith.

         8.6. Defense of Claims. Each party entitled to indemnification under this Article VIII (the "Indemnified Party") agrees to notify the party required to provide indemnification (the "Indemnifying Party") with reasonable promptness of any claim asserted against it in respect of which the Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The failure of the Indemnified Party to promptly give notice shall not preclude such Indemnified Party from obtaining indemnification under this Article VIII, except to the extent, and only to the extent, that the Indemnifying Party's failure materially prejudices the rights or increases the liabilities and obligations of the Indemnifying Party. The Indemnifying Party shall have the right, at its election, to defend or compromise any such claim at its own expense with counsel of its choice; provided, however, that (i) such counsel shall have been approved by the Indemnified Party prior to engagement, which approval shall not be unreasonably withheld or delayed; (ii) the Indemnified Party may participate in such defense, if it so chooses with its own counsel and at its own expense; and (iii) any such defense or compromise shall be conducted in a manner which is reasonable and not contrary to the Indemnified Party's interest. In the event the Indemnifying Party does not undertake to defend or compromise, the Indemnifying Party shall promptly notify the Indemnified Party of its intention not to undertake to defend or compromise the claim.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

         9.1. Termination. Notwithstanding anything to the contrary contained herein this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof by either Acquiror or the Company.

         9.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying such termination is being made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Acquiror, Merger Sub or the Company or their respective directors, officers, employees, stockholders, representatives, agents or advisors.

                                    ARTICLE X

                                     PARTIES

         10.1. Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

         10.2. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally or by telecopier on the party to whom notice is to be given, or on the day after the date sent by recognized overnight courier service with all charges prepaid; or (b) three (3) days after being deposited in the United States mail if sent by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

                  (a)      If to Acquiror and Merger Sub:

                           WORLD COMMERCE ONLINE, INC.
                           9677 TRADEPORT DRIVE
                           ORLANDO, FLORIDA  32807
                           ATTENTION:  MICHAEL POOLE



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                           with a copy to:

                           GREENBERG TRAURIG, P.A.
                           111 NORTH ORANGE AVENUE, 20TH FL
                           ORLANDO, FLORIDA 32801
                           ATTENTION:  JEFFERY BAHNSEN, ESQ.

                  (b)      If to the Company:

                           PRODUCEONLINE.COM, INC.
                           117 E. COLORADO BLVD., SUITE 1000
                           PASADENA, CA  91105
                           ATTENTION:  CHARLES H. JAMES, III

                           with a copy to:

                           COOLEY GODWARD LLP
                           FIVE PALO ALTO SQUARE
                           3000 EL CAMINO REAL
                           PALO ALTO, CA  94306-2155
                           ATTENTION:  MARK P. TANOURY, ESQ.

or to such other address as either party shall have specified by notice in writing given to the other party.

         10.3. Affiliates. Wherever used in this Agreement, the term "Affiliate" means, in respect to any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

         10.4. Stockholder. Wherever use in this Agreement, the term "Stockholder" shall mean Charles H. James, III.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1. Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

         11.2. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the termination of this Agreement. This Section 11.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time.

         11.3. Exhibits and Schedules. All exhibits and schedules attached hereto (the "Exhibits") shall be construed with and deemed an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Exhibits shall be deemed to be disclosed for all purposes under this Agreement, and all references to this Agreement herein or in any such Exhibits shall be deemed to refer to and include all such Exhibits.

         11.4. Waiver. No waiver by either party of any default or nonperformance hereunder shall be deemed a waiver of any subsequent default or nonperformance. No waiver shall be effective unless in writing, and signed by the party or parties to which the performance of duty is owed. No delay in the serving of any right or remedy shall constitute a waiver of any right or remedy.

         11.5. Independent Covenants. The parties agree that each of the covenants and provisions contained in this Agreement shall be deemed severable and construed as independent of any other covenant or provision.

         11.6. Severability. If all or any portion of a covenant or provision in this Agreement is held invalid, unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision, the remaining covenants and provisions shall remain valid and enforceable. Both parties expressly agree to be bound by any lesser covenant or provision subsumed within the terms of such covenant or provision that imposes the maximum duty permitted by law, as if the resulting covenant or provision were separately stated in, and made a part of this Agreement.

         11.7. Entire Agreement. This Agreement contains and represents the entire and complete understanding and agreement concerning and in reference to the arrangement between the parties hereto. The parties hereto agree that no prior statements, representations, promises, agreements, instructions, or understandings, written or oral, pertaining to this Agreement, other than those specifically set forth and stated herein, shall be of any force or effect.

         11.8. Modifications and Amendments. This Agreement may not be, and shall not be construed to have been modified, amended, rescinded, canceled, or waived, in whole or in part, except if done so in writing and executed by the parties hereto.

         11.9. Time of Essence. The parties to this Agreement acknowledge and agree that time is of the essence with respect to the consummation of the transactions contemplated by this Agreement.

         11.10. Governing Law. The validity, interpretation and enforcement of this Agreement shall be governed by, and construed and enforced in accordance with the local laws of the State of Florida without giving effect to its conflicts of laws provisions, and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

         11.11. Exclusive Jurisdiction; Venue. EACH PARTY HERETO AGREES TO SUBMIT TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN ORANGE COUNTY, FLORIDA, FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.

         11.12. Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

         11.13. Construction. Each party to this Agreement has had the opportunity to consult with counsel of its choice and make comments concerning this Agreement. No legal or other presumption against the party drafting this Agreement concerning its construction, interpretation or otherwise shall accrue to the benefit of any party to this Agreement and each party expressly waives the right to assert such a presumption in any proceedings or disputes connected with, arising out of, or involving this Agreement.

         11.14. Section Headings. The titles to the numbered sections in this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of said covenants or provisions set forth herein.

         11.15. Counterparts. This Agreement may be executed by each party upon a separate counterpart, and in such case one copy of this Agreement shall consist of enough of such copies to reflect the signature of all of the parties to this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.





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

         IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger and Reorganization as of the date first set forth above.


         WORLD COMMERCE ONLINE, INC.



         By: /s/ Robert Shaw
             ---------------------------------
                 Robert Shaw
                 Chairman of the Board
                 Chief Executive Officer


         LAKER PROJECT, INC.



         By: /s/ Robert Shaw
             ---------------------------------
                 Robert Shaw
                 Chairman of the Board
                 Chief Executive Officer


         PRODUCEONLINE.COM, INC.



         By: /s/ Charles H. James, III
             ---------------------------------
                 Charles H. James, III
                 Chief Executive Officer






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